Exhibit 5.1

6 Shenton Way #17-11 OUE Downtown 2 Singapore 068809 Tel: (65) 6339 4040 (Main) Fax: (65) 6337 3405 (Not for service of Court Documents) Email: mail@joseph-lopez.com

Your Ref	:	To be advised	Page(s)	:	5
Our Ref	:	202370963.JL.KY.PC.eh	Writer’s (DID)	:	6333 7237 / 6333 7221 / 6333 7236
Date	:	1 March 2024	Writer’s Email	:	jl@joseph-lopez.com / kyle.yew@joseph-lopez.com / pearline.chia@joseph-lopez.com

GENIUS GROUP LIMITED 8 Amoy Street #01-01 Singapore 049950	BY EMAIL ONLY roger@geniusgroup.net / gaurav@geniusgroup.net

Attention: Board of Directors of Genius Group Limited

Dear Sirs,

GENIUS GROUP LIMITED (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM S-8

1.	We have acted as Singapore legal counsel to the Company in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement has been filed to register:

a.	An additional 3,000,000 ordinary shares of the Company (the “2023 ESOS Shares”) to be issued pursuant to employee share options that may be granted pursuant to the Company’s Employee Share Option Scheme adopted in 2023 (the “2023 Incentive Plan”); and

b.	7,000,000 ordinary shares of the Company (the “2024 RSP Shares”) to be issued pursuant to restricted share units that may be granted to certain employees in accordance with the terms of their employment agreements and pursuant to the Company’s Restricted Share Plan adopted in 2024 (the “2024 Incentive Plan”).

2.	We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement, in relation to the 2023 Incentive Plan and the 2024 Incentive Plan (collectively referred to as the “Incentive Plans”).

This document is for addressee(s) only and may contain confidential information and/or may be subject to legal privilege. If you have received this in error, please contact us immediately.

Joseph Lopez LLP (Registration No. (UEN) T14LL0689B) is registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A) with limited liability.

3.	For rendering of this opinion, we have examined:

a.	a copy of the 2023 Incentive Plan provided to us by way of email from the Company dated 26 February 2024;

b.	a copy of the 2024 Incentive Plan provided to us by way of email from the Company dated 29 February 2024;

c.	a copy of the Registration Statement as provided to us by way of email from the Company dated 29 February 2024;

d.	a copy of the Constitution of the Company adopted by special resolution passed on 16 May 2023;

e.	a copy of the Company’s business profile information with the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) dated 29 February 2024, confirming that the Company is a public company limited by shares;

f.	a copy of the resolutions in writing of the board of directors of the Company dated 20 April 2023 (for adoption of the 2023 Incentive Plan) and 26 February 2024 (for adoption of the 2024 Incentive Plan) (collectively referred to as the “Board Resolutions”);

g.	a copy of the Notice of Annual General Meeting (“AGM”) dated 19 June 2023 (the “Notice of AGM”) containing, among other things, a proposed resolution for the Company’s shareholders (the “Shareholders”) to approve, among other things, issuances of shares and instruments (the “Shareholders’ Resolutions”);

h.	a copy of the minutes of AGM dated 12 July 2023 evidencing that the Shareholders’ Resolutions have been duly passed; and

i.	such other documents as we have considered necessary or desirable in order that we may render this opinion.

4.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this legal opinion.

5.	We have assumed:

a.	the correctness of all facts stated in all documents submitted to us;

b.	the genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

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c.	that copies of each of the Board Resolutions and Shareholders’ Resolutions (collectively referred to as the “Resolutions”) submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

d.	that the Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Resolutions;

e.	that the appointment of any corporate representatives in relation to the Shareholders’ approval obtained under the Shareholders’ Resolutions had been validly authorised;

f.	that the grants, acceptances and exercises of all employee share options and restricted share units referred to in this letter have been or will be validly made in accordance with the terms of the Incentive Plans;

g.	that the Company was converted into a public company on 31 July 2019 in accordance and in compliance with Section 31(2) of the Companies Act 1967 of Singapore;

h.	that the information disclosed by the searches on the Company against the electronic records of ACRA (i.e. paragraph 3(e) above) is true and complete, such information has not since then been materially altered, and the aforesaid searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the searches;

i.	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

j.	the numbers of ordinary shares to be issued in respect of the 2023 ESOS Shares and the 2024 RSU Shares (collectively referred to as the “Registered Shares”) are consistent and in accordance with the commercial intent and in compliance with the provisions of the Incentive Plans and the Resolutions;

k.	the Incentive Plans have been validly adopted by the Company;

l.	the board of directors of the Company or, as the case may be, such person(s) as authorised by the board of directors of the Company shall, before the allotment, issuance and delivery of the Registered Shares, resolve to approve the allotment, issuance and delivery of such number of Registered Shares in accordance with the provisions of the Incentive Plans; and

m.	the Registered Shares will be issued either (i) pursuant to the Shareholders’ Resolutions obtained at the AGM before the conclusion of the next AGM of the Company subsequent to the date of this letter or the date by which the next AGM of the Company subsequent to the date of this letter is required by law to be held, whichever is the earlier (the “Shareholders’ Resolutions Expiration Date”); or (ii) in the event that the Registered Shares are issued after the Shareholders’ Resolutions Expiration Date, pursuant to a further approval of the Shareholders validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore.

6.	Based upon and subject to the foregoing, and subject to any matters or documents not disclosed to us, we are of the opinion that the Registered Shares to be issued by the Company pursuant to the Shareholders’ Resolutions obtained at the AGM referred to in Paragraph 5(m) above and, in the event that the Registered Shares are to be issued after the Shareholders’ Resolutions Expiration Date, assuming that a further approval of the Shareholders is validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore, will be duly authorised by the Company for allotment, issuance and delivery thereof by the Company and, when allotted, issued and delivered by the Company in accordance with and in compliance with the provisions of the Incentive Plans, the Registered Shares will be validly issued, fully paid and non-assessable.

7.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Registered Shares offered means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

8.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

9.	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the filing of the Registration Statement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

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10.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the filing of the Registration Statement or otherwise including, but without limitation, any other document signed in connection with the same. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us, if any, in the Registration Statement, and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

11.	This opinion is given based on the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully,

Joseph Lopez / Kyle Yew / Pearline Chia
JOSEPH LOPEZ LLP

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